                                                                      Exhibit 21


                       SUBSIDIARIES OF ENESCO GROUP, INC.


                                               Jurisdiction
Name                                           of Organization
                                               ---------------

Enesco European Giftware Group
    Limited                                    England

Enesco France, S.A.                            France

Enesco Import GmbH                             Germany

Enesco International Ltd.                      Delaware

Enesco International (H.K)
    Limited                                    Hong Kong

N.C. Cameron & Sons Limited                    Ontario, Canada

Stanhome European Development
    Center, S.A.                               Spain

Enesco plc                                     England



All of the above-listed subsidiaries are included in the Company's consolidated financial statements for all of both 1998 and 1999.